Exhibit 107

Calculation of Filing Fee Tables

FORM F-10

(Form Type)

DIGI POWER X, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In US Dollars

		Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Subordinate Voting Shares	Rule 457(o)	(1)		(1)	(1)
Fees to be paid	Debt	Debt Securities	Rule 457(o)	(1)		(1)	(1)
Fees to be paid	Other	Share Purchase Contracts	Rule 457(o)	(1)		(1)	(1)
Fees to be paid	Other	Subscription Receipts	Rule 457(o)	(1)		(1)	(1)
Fees to be paid	Other	Warrants	Rule 457(o)	(1)		(1)	(1)
Fees to be paid	Other	Units	Rule 457(o)	(1)		(1)	(1)
Fees to be Paid	Unallocated (Universal) Shelf	-	Rule 457(o)	$250,000,000	(1)	$(1)	$250,000,000	(1)	$0.00015310	$38,275
Fees Previously Paid	-	-	-	-		-	-		-	-
	Total Offering Amounts					$(1)	$250,000,000	(1)		$38,275
	Total Fees Previously Paid									$-
	Total Fee Offsets									$-
	Net Fee Due									$38,275

(1)	There are being registered under this Registration Statement such indeterminate number of subordinate voting shares, debt securities, share purchase contracts, subscription receipts and warrants of the Registrant, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively shall have an aggregate offering price not to exceed $250,000,000. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the subordinate voting shares being registered hereunder include such indeterminate number of subordinate voting shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, distributions or similar transactions. The proposed offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.